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                                                                 EXHIBIT (5)-(1)

                                Quarles & Brady
                           411 East Wisconsin Avenue
                       Milwaukee, Wisconsin  53202-4497


                                           August 27, 1997


Wisconsin Energy Corporation
231 West Michigan Street
P.O. Box 2949
Milwaukee, WI  53201

Ladies and Gentlemen:

     We are providing this opinion in connection with the Registration Statement of Wisconsin Energy Corporation ("Wisconsin Energy") on Form S-4 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance of up to 3,250,000 shares of Wisconsin Energy Common Stock, $.01 par value (the "Shares"), to the stockholders of ESELCO, Inc. ("ESELCO") in the statutory merger of ESL Acquisition, Inc. ("Acquisition"), a wholly-owned subsidiary of Wisconsin Energy, with and into ESELCO (the "Merger"), pursuant to the Amended and Restated Agreement and Plan of Reorganization, dated as of May13, 1997, as amended and restated as of July 11, 1997, by and among Wisconsin Energy, ESELCO and Acquisition, including the related Plan of Merger between Acquisition and ESELCO (together, the "Reorganization Agreement").

     We have examined: (i) Wisconsin Energy's Restated Articles of Incorporation and Bylaws, as amended to date; (ii) the Reorganization Agreement, which is attached as an appendix to the Proxy Statement/Prospectus contained in the Registration Statement; (iii) the Registration Statement; (iv) corporate proceedings of Wisconsin Energy and Acquisition relating to the Reorganization Agreement and the transactions contemplated thereby; and (v) such other documents as we have deemed necessary in order to render this opinion. Based on the foregoing, it is our opinion that:

     1. Wisconsin Energy is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

     2. When (a) the Registration Statement shall have become effective under the Act, (b) the Reorganization Agreement shall have been duly approved by the shareholders of ESELCO as contemplated therein and in the Registration Statement, (c) the parties shall have received all necessary regulatory approvals required to consummate the Merger, (d) the Merger shall have been duly consummated in accordance with the terms of the Reorganization Agreement and the laws of the States of Michigan and Wisconsin, and (e) up to 3,250,000 Shares have been issued in accordance with the provisions of the Reorganization Agreement, such Shares will have been validly issued and will be fully paid and nonassessable by Wisconsin Energy, subject to the personal liability imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January1, 1991 (Section 180.40(6)) for unpaid employee wages to an amount equal to the consideration for which their par value shares were issued rather than the shares' lower stated par value. Local 257 of Hotel and Restaurant Employees and Bartenders International Union v. Wilson Street East Dinner Playhouse, Inc., 126 Wis.E2d 284,
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Wisconsin Energy Corporation
August 27, 1997
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     375 N.W.2d 664 (1985) (affirming the 1983 decision of the Circuit Court for
     Dane County, Wisconsin, in Case No. 82-CV-0023).

     We have not passed upon the actions of the Board of Directors of ESELCO to authorize the consummation of the Merger, and have assumed that all necessary action has been taken.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Proxy Statement/Prospectus constituting a part thereof. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

     Larry J. Martin, a partner in our firm, serves as General Counsel of Wisconsin Energy and certain of its subsidiaries.

                               Very truly yours,

                               /s/ Quarles & Brady

                               QUARLES & BRADY

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